Exhibit 99.1

BMHC ANNOUNCES THIRD QUARTER 2006 FINANCIAL RESULTS

SAN FRANCISCO (October 24, 2006) - Building Materials Holding Corporation (Nasdaq: BMHC), a leading provider of construction services and building materials to professional residential builders and contractors, today reported sales for the third quarter of 2006 increased 1% to $831 million from $820 million in the same quarter a year ago. For the nine months ended September 30, 2006, sales increased 26% to $2.6 billion from $2.1 billion in the same period of 2005.

Net income for the third quarter of 2006 was $35.3 million or $1.20 per share compared to $41.6 million or $1.40 per share in the same quarter a year ago. For the nine months ended September 30, 2006, net income was $97.6 million or $3.30 per share compared to $96.0 million or $3.28 per share in the same period of 2005. Net income for the quarter included a favorable adjustment of $6.4 million net of tax, or $0.22 per share for an actuarial-based adjustment of insurance expense.

Robert E. Mellor, Chairman, President and Chief Executive Officer, stated, “We clearly experienced the effects of a significant slow down in the housing market and falling commodity wood prices. However, continued strength in certain key markets, including the Intermountain region and Texas and an improvement in our sales mix helped us maintain gross margins. During the quarter, we continued our emphasis on gaining market share and completed two acquisitions which have further diversified our operations. Overall, we are pleased with the results we have achieved year-to-date and we will continue to focus on the integration of the fourteen acquisitions we completed during 2006 and 2005.”

Segment Financial Performance
(thousands)

SelectBuild
	Three Months Ended September 30		$	%	Nine Months Ended September 30		$	%
	2006	2005	Change	Change	2006	2005	Change	Change
Sales	$438,014	$402,400	$35,614	9%	$1,438,243	$948,277	$489,966	52%

Income from operations	$36,918	$47,118	$(10,200)	(22)%	$130,091	$112,406	$17,685	16%

For the third quarter, SelectBuild sales increased 9% to $438 million from $402 million in the same period of 2005. Acquisitions not present in the same quarter of 2005 represented sales of $148 million. Sales from comparable operations were down 28%, principally in our Southwest and Pacific markets.

Income from operations for the quarter decreased 22% to $36.9 million from $47.1 million in the same quarter of 2005. Income from comparable operations was down 46% or $21.6 million. As a percent of sales, improvement in gross margins were more than offset by selling, general and administrative expenses which were higher due to increased expenses associated with acquisitions.

For the nine months, sales increased 52% to $1.4 billion from $948 million in the same period of 2005. Acquisitions not present in the same period of 2005 represented sales of $587 million for the nine month period. Sales from comparable operations were down 10%, principally in our Southwest, Southeast and Pacific markets.

Income from operations for the nine months increased 16% to $130.1 million from $112.4 million in the same period of 2005. This increase was due to acquisitions not present in the same period of the prior year. Income from comparable operations was down 26% or $29.3 million. As a percent of sales, gross margins were approximately the same as the period a year ago, while selling, general and administrative expenses were higher due to increased expenses associated with acquisitions as well as compensation expenses.

BMC West
	Three Months Ended September 30		$	%	Nine Months Ended September 30		$	%
	2006	2005	Change	Change	2006	2005	Change	Change
Sales	$392,585	$417,428	$(24,843)	(6)%	$1,198,905	$1,146,000	$52,905	5%

Income from operations	$32,940	$43,644	$(10,704)	(25)%	$102,664	$113,549	$(10,885)	(10)%

For the third quarter, BMC West sales decreased 6% to $393 million from $417 million in the same quarter of 2005. Acquisitions not present in the same quarter of 2005 represented sales of $19 million for the quarter. Sales from comparable operations were down 10%. Sales were lower in most markets and were slightly offset by strength in our Intermountain region and Texas.

Income from operations for the quarter decreased 25% to $32.9 million from $43.6 million in the same quarter of 2005. Income from comparable operations was down 25% to $32.5 million. As a percent of sales, improvement in gross margins were offset by selling, general and administrative expenses which were higher due to compensation costs and delivery expenses for higher volume.

For the nine months, sales increased 5% to $1.2 billion from $1.1 billion in the same period of 2005. The increase was due to acquisitions not present in the same period of the prior year. Sales from comparable operations increased 1% over the same period a year ago, with particular strength in Texas and our Intermountain region.

Income from operations for the nine months decreased 10% to $102.7 million from $113.5 million in the same period of 2005. As a percent of sales, gross margins were approximately the same as the period a year ago, while selling, general and administrative expenses were higher due to compensation and delivery expenses for higher volume.

Corporate
	Three Months Ended September 30		$	%	Nine Months Ended September 30		$	%
	2006	2005	Change	Change	2006	2005	Change	Change
Corporate general and administrative	$5,587	$14,942	$(9,335)	(63)%	$49,781	$48,935	$846	2%

Corporate represents expenses to support the operations of our business segments, SelectBuild and BMC West. For the third quarter, general and administrative expenses decreased 63% to $5.6 million from $14.9 million in the same period of 2005. The decrease was due to an actuarial-based adjustment of insurance expense. Prior to the actuarial-based adjustment of insurance expense, these expenses were 2.3% of sales in both the nine month periods.

Interest expense was $4.9 million more than the same quarter a year ago and $10.4 million more than the same nine month period a year ago. The increase was due to a larger average balance outstanding under our revolver as well as rising interest rates for the quarter and nine months.

Conference Call and Webcast
BMHC will host a conference call and audio webcast today at 9 a.m. Pacific Time (12:00 noon Eastern Time) to discuss financial results for the third quarter ended September 30, 2006. The conference call may be accessed by dialing 866-362-5158 (Domestic), or 617-597-5397 (International), pass code 47087193. A replay will be available through Tuesday, October 31, 2006 by dialing 888-286-8010 (Domestic), or 617-801-6888 (International). The required pass code for the replay is 29635622. The live conference call and replay can also be accessed via audio webcast at BMHC’s website at www.bmhc.com. The archive of the webcast will be available for 90 days following the conclusion of the teleconference.

About BMHC
BMHC, a Fortune 1000 company, is one of the largest providers of residential construction services and building materials in the United States. We serve the homebuilding industry through two subsidiaries: SelectBuild provides construction services to high-volume production homebuilders in key growth markets across the country; BMC West distributes building materials and manufactures building components for professional builders and contractors in the western and southern states. BMHC is listed as one of Fortune Magazine’s “100 Fastest Growing Companies” in 2006 and was recently named to the Forbes Platinum 400, also known as America’s Best Big Companies. To learn more about BMHC, visit our website at www.bmhc.com.

BUSINESS RISKS AND FORWARD-LOOKING STATEMENTS
There are a number of business risks and uncertainties that affect our operations and therefore could cause future results to differ from past performance or expected results. Additional information regarding business risks and uncertainties is contained in Item 1A of our most recent Form 10-K. These risks and uncertainties may include, but are not limited to:

•	demand for single-family homes which is influenced by changes in the overall condition of the U.S. economy, including interest rates, job formation, consumer confidence and other important factors;
•	our business model;
•	integration of acquired businesses may not result in anticipated cost savings and revenue synergies being fully realized or may take longer to realize than expected;
•	our ability to identify and acquire suitable acquisition candidates;
•	availability of and our ability to attract, train and retain qualified individuals;
•	implementation of cost structures that align with revenue growth;

•	changes in the business models of our customers;
•	fluctuations in our costs and availability of sourcing channels for commodity wood products, concrete, steel and other building materials;
•	intense competition;
•	weather conditions, including natural catastrophic events;
•	construction defect and product liability claims as well as other legal proceedings;
•	disruptions in our information systems;
•	actual and perceived vulnerabilities as a result of terrorist activities and armed conflict;
•	changes to various federal, state and other regulations; and
•	numerous other matters of a local and regional scale, including those of a political, economic, business, competitive or regulatory nature.

Risks related to our shares may include, but are not limited to:

•	share price fluctuations and
•	potential share price limitations due to anti-takeover defenses in our governing documents and certain provisions under Delaware law.

Certain statements made in this news release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical or current facts, including statements about our expectations, anticipated financial results and future business prospects are forward-looking statements. While these statements represent our current judgment on what the future may hold and we believe these judgments are reasonable, these statements involve risks and uncertainties that could cause our actual results to differ materially from those in forward-looking statements. These factors include, but are not limited to the risks and uncertainties cited in the above paragraphs. Undue reliance should not be placed on such forward-looking statements, as such statements speak only as of the date of this news release. We undertake no obligation to update forward-looking statements.

CONTACTS:

Bill Smartt	Mark Kailer
Senior Vice President and	Vice President, Treasurer and
Chief Financial Officer	Investor Relations Officer
(415) 627-9100	(415) 627-9100

(Tables Follow)

Building Materials Holding Corporation
Consolidated Statements of Income
(thousands, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2006	2005	2006	2005
Sales
Construction services	$485,790	$459,626	$1,595,579	$1,096,560
Building products	344,809	360,202	1,041,569	997,717
Total sales	830,599	819,828	2,637,148	2,094,277

Costs and operating expenses
Cost of goods sold
Construction services	391,901	371,963	1,292,081	889,336
Building products	248,190	261,384	759,934	730,811
Impairment of assets	—	―	2,237	463
Selling, general and administrative expenses	128,041	112,084	404,012	299,426
Other income, net	(1,804)	(1,423)	(4,090)	(2,779)
Total costs and operating expenses	766,328	744,008	2,454,174	1,917,257

Income from operations	64,271	75,820	182,974	177,020

Interest expense	8,566	3,629	20,621	10,177

Income before income taxes and minority interests	55,705	72,191	162,353	166,843

Income taxes	17,959	25,474	56,289	58,855

Minority interests income, net of income taxes	(2,398)	(5,153)	(8,472)	(11,962)

Net income	$35,348	$41,564	$97,592	$96,026

Net income per share:
Basic	$1.24	$1.47	$3.42	$3.43
Diluted	$1.20	$1.40	$3.30	$3.28

Building Materials Holding Corporation
Consolidated Balance Sheets
(thousands, except share data)
(unaudited)

	September 30	December 31		September 30	December 31
	2006	2005		2006	2005
Assets			Liabilities, Minority Interests and Shareholders’ Equity
Cash and cash equivalents	$47,319	$30,078
Marketable securities	3,006	3,645	Accounts payable	$144,676	$146,627
Receivables, net of allowances			Accrued compensation	62,346	65,928
of $5,256 and $3,756	376,471	363,527	Insurance deductible reserves	24,115	21,872
Inventory	176,493	168,282	Other accrued liabilities	92,095	51,579
Unbilled receivables	63,906	56,128	Billings in excess of costs and
Deferred income taxes	4,158	5,768	estimated earnings	50,569	33,799
Prepaid expenses and other	10,074	6,967	Current portion of long-term debt	13,758	10,131
Total current assets	681,427	634,395	Total current liabilities	387,559	329,936

Property and equipment			Deferred income taxes	5,661	6,911
Land	62,541	47,328	Insurance deductible reserves	24,885	20,753
Buildings and improvements	132,106	118,556	Long-term debt	381,718	278,169
Equipment	187,629	166,633	Other long-term liabilities	39,709	30,689
Construction in progress	16,826	9,485	Total liabilities	839,532	666,458
Accumulated depreciation	(135,879)	(121,525)
Marketable securities	47,417	28,875	Minority interests	13,385	14,006
Deferred loan costs	3,514	3,616
Other long-term assets	28,119	20,465	Commitments and contingent liabilities	—	―
Other intangibles, net	100,511	55,227
Goodwill	297,636	187,470	Shareholders’ equity
Total assets	$1,421,847	$1,150,525	Common shares, $0.001 par value: authorized 50 million shares; issued and outstanding 29,035,127 and 28,758,580 shares	29	29
			Additional paid-in capital	150,588	143,780
			Unearned compensation	—	(2,698)
			Retained earnings	417,359	328,463
			Accumulated other comprehensive income, net	954	487
			Total shareholders’ equity	568,930	470,061

			Total liabilities, minority interests and shareholders’ equity	$1,421,847	$1,150,525

Building Materials Holding Corporation
Segment Information
(thousands)
(unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2006	2005	2006	2005
Sales
SelectBuild	$438,014	$402,400	$1,438,243	$948,277
BMC West	392,585	417,428	1,198,905	1,146,000
	$830,599	$819,828	$2,637,148	$2,094,277

Income from operations
SelectBuild	$36,918	$47,118	$130,091	$112,406
BMC West	32,940	43,644	102,664	113,549
Corporate and other	(5,587)	(14,942)	(49,781)	(48,935)
	$64,271	$75,820	$182,974	$177,020

We evaluate our results of operations including and excluding acquisitions. We believe a presentation of sales and income from operations excluding recent acquisitions enhances an understanding of the acquisitions as well as comparable operations for the respective periods.

A reconciliation of sales and income from operations before recent acquisitions for the three and nine months ended September 30, 2006 and 2005 is provided in the following table:

	Three Months Ended September 30		Nine Months Ended September 30
	2006	2005	2006	2005
Sales
SelectBuild	$438,014	$402,400	$1,438,243	$948,277
Less: Acquisitions	(147,660)	―	(586,824)	―
	290,354	402,400	851,419	948,277

BMC West	392,585	417,428	1,198,905	1,146,000
Less: Acquisitions	(18,541)	―	(42,860)	―
	374,044	417,428	1,156,045	1,146,000
	$664,398	$819,828	$2,007,464	$2,094,277

Income from operations
SelectBuild	$36,918	$47,118	$130,091	$112,406
Less: Acquisitions	(11,409)	―	(47,032)	―
	25,509	47,118	83,059	112,406

BMC West	32,940	43,644	102,664	113,549
Less: Acquisitions	(404)	―	(829)	―
	32,536	43,644	101,835	113,549

Corporate and other	(5,587)	(14,942)	(49,781)	(48,935)
	$52,458	$75,820	$135,113	$177,020